Exhibit 99.1

Verso Paper Corp. Announces Permanent Shutdown of Three Paper Machines

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 11, 2011--Verso Paper Corp. (NYSE: VRS) today announced that it will permanently reduce its annual production capacity by 193,000 tons. This will be accomplished by the permanent shutdown of the No. 2 coated groundwood paper machine at its mill in Bucksport, Maine, effective October 23 and two supercalendered (SC) paper machines at its mill in Sartell, Minnesota, effective December 14.

The shutdown of the No. 2 paper machine at the Bucksport Mill will reduce Verso’s annual coated groundwood capacity by 90,000 tons or approximately 10 percent. With an annual capacity after the shutdown of 925,000 tons, Verso will remain the second largest producer of coated groundwood paper in North America. The Bucksport Mill’s workforce will be reduced by approximately 125 employees.

The shutdown of the No. 1 and No. 2 paper machines at the Sartell Mill will eliminate approximately 103,000 tons annually of SCA and SCB paper capacity. The Sartell Mill’s workforce will be reduced by approximately 175 employees.

“While improved from the recent lows of 2009, demand for coated groundwood papers continues to face headwinds,” said Verso President and CEO Mike Jackson. “The cost structure of the No. 2 paper machine at Bucksport, continuously rising input costs and these headwinds resulted in this decision to permanently reduce our coated groundwood capacity. This is consistent with our continuing commitment to match supply with customer demand. The demand for supercalendered papers remains fairly stable in the marketplace; however, despite our employees’ diligent efforts, the cost structure of the two SC machines to be shut down at the Sartell Mill remains unfavorable.

“The decision to permanently reduce production at Bucksport and Sartell was difficult and we are mindful of the impact it will have on the affected employees and their families,” Jackson added. “I want to express my sincere gratitude to the affected employees for their years of service to Verso, and to recognize all Bucksport and Sartell employees for their hard work and continued focus on safety in the workplace.”

“Verso remains committed to customer service and delivery of high-quality paper products, and we will work closely with our customers to make the necessary transitions as seamlessly as possible,” said Mike Weinhold, Verso Senior Vice President of Sales, Marketing and Product Development.

The paper machine shutdowns will result in an aggregate pre-tax charge to earnings of approximately $22 million, which is expected to occur primarily in the fourth quarter of 2011. This includes approximately $13 million for severance and benefit costs; approximately $7 million in non-cash charges related to the accelerated depreciation of property and equipment over a reduced remaining useful life and the write-off of related spare parts; and approximately $2 million related to other costs. The severance and other shutdown costs require the outlay of cash, which is expected to occur primarily in the fourth quarter of 2011.

Costs associated with shutdown activities are based on currently available information and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated above.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com